CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Eﬀective Amendment to Registration Statement No. 033-75116 on Form N-1A of our reports dated February 27, 2026 relating to the ﬁnancial statements and ﬁnancial highlights of the LKCM Small Cap Equity Fund, LKCM Small-Mid Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, LKCM Fixed Income Fund, LKCM International Equity Fund, and LKCM Aquinas Catholic Equity Fund, each a series of LKCM Funds, appearing in Form N-CSR of LKCM Funds for the year ended December 31, 2025, and to the references to us under the headings "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
April 28, 2026